INVESTMENT SUBADVISORY AGREEMENT

INVESTMENT SUBADVISORY AGREEMENT, effective April 30, 2007, by and between Calvert Asset Management Company, Inc., a Delaware corporation registered as an investment Advisor under the Investment Advisers Act of 1940 (the "Advisor"), and RiverSource Investments, LLC, a Minnesota limited liability company (the "Subadvisor").

WHEREAS, the Advisor is the investment advisor to Calvert Variable Series, Inc., an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Advisor desires to retain the Subadvisor to furnish it with certain investment advisory services in connection with the Advisor's investment advisory activities on behalf of the Ameritas MidCap Value Portfolio, a series of Calvert Variable Series, Inc. (the "Fund"), and any additional series thereof, for which Schedules are attached hereto (each such series referred to individually as the "Portfolio");");

NOW, THEREFORE, in consideration of the promises and the terms and conditions hereinafter set forth, it is agreed as follows:

1. Services to be Rendered by the Subadvisor to the Fund.

(a) Investment Program. Subject to the control of the Calvert Variable Series, Inc. Board of Directors ("Directors") and the Advisor, the Subadvisor at its expense continuously will furnish to the Portfolio an investment program for such portion, if any, of Portfolio assets designated by the Advisor from time to time. With respect to such assets, the Subadvisor will make investment decisions, and will place all orders for the purchase and sale of portfolio securities. The Subadvisor will for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Advisor in any way or otherwise be deemed an agent of the Fund or the Advisor. In the performance of its duties the Subadvisor will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, and Subchapter M of the Internal Revenue Code of 1986, as amended, (ii) the terms of this Agreement, (iii) the Fund's Articles of Incorporation, Bylaws and Registration Statement as from time to time amended, (iv) relevant undertakings provided to State securities regulators, (v) the stated investment objective, policies and restrictions of the Fund, and (vi) such other guidelines as the Board of Directors or Advisor may establish. The Advisor shall be responsible for providing the Subadvisor with current copies of the materials specified in Subsections (a)(iii), (iv), (v) and (vi) of this Section 1

(b) Availability of Personnel. The Subadvisor at its expense will make available to the Directors and Advisor at reasonable times, its portfolio managers and other appropriate personnel, either in person, or, at the mutual convenience of the Advisor and the Subadvisor, by telephone, in order to review the Fund's investment policies and to consult with the Directors and Advisor regarding the Fund's investment affairs, including economic, statistical and investment matters relevant to the Subadvisor's duties hereunder, and will provide periodic reports to the Advisor as reasonably requested relating to the investment strategies it employs for the Portfolio.

(c) Expenses, Salaries and Facilities. The Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement (other than the cost of securities and other investments, including any brokerage commissions), including but not limited to, all salaries of personnel and facilities required for it to execute its duties under this Agreement.

(d) Compliance Reports. The Subadvisor at its expense will provide the Advisor with such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time.

(e) Valuation. The Subadvisor will assist the Fund and its agents with their obligation to determine whether prices obtained for valuation purposes accurately reflect market price information and shall assist the Directors and the Advisor in their fair value determinations, as reasonably requested by the Advisor, relating to the assets of the Portfolio (unless otherwise agreed upon by the parties hereto).

(f) Executing Portfolio Transactions.

i) Brokerage In selecting brokers and dealers to execute purchases and sales of investments for the Portfolio, the Subadvisor will use its best efforts to obtain the most favorable price and execution available in accordance with this paragraph. The Subadvisor agrees to provide the Advisor and the Fund with copies of its policy with respect to allocation of brokerage on trades for the Portfolio. The Subadvisor, in carrying out its duties under Section 1(a), may cause the Fund to pay a broker-dealer which furnishes brokerage or research services, as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (the "34 Act") or formal/informal staff opinions a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Subadvisor with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the '34 Act or rules).

ii) Aggregate Transactions In executing portfolio transactions for the Portfolio, the Subadvisor may, but will not be obligated to, aggregate the securities to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies of the Fund to the extent permitted by applicable laws and regulations. If the Subadvisor chooses to aggregate sales or purchases, it will allocate the securities as well as the expenses incurred in the transaction in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients involved in the transaction.

iii) Directed Brokerage. The Advisor may direct the Subadvisor to use a particular broker or dealer for one or more trades if, in the sole opinion of the Advisor, it is in the best interest of the Fund to do so and is in compliance with Federal and State securities laws. Any such directed brokerage arrangement shall be subject to Subadvisor's prior approval, which shall not be unreasonably withheld.

iv) Reports on Portfolio Transactions. The Subadvisor shall provide to the Advisor and the Directors such reports in respect to the placement of portfolio transactions, for the Portfolio as the Advisor or the Directors may reasonably request and, upon such request, will provide the Advisor and the Directors with its policies and practices with respect to "soft dollar" transactions and aggregate trading.

v) Brokerage Accounts. The Advisor authorizes and empowers the Subadvisor to direct the Fund's custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called "brokerage accounts") for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Subadvisor shall select as provided above. The Subadvisor may, using such of the securities and other property in the Portfolio as the Subadvisor deems necessary or desirable, direct the Fund's custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Subadvisor deems desirable or appropriate.

(g) Voting Proxies.

The Advisor has assumed responsibility for voting proxies and administrative filings for the Fund's portfolio investments. To the extent that the Subadvisor inadvertently receives proxy voting notices on behalf of the Fund, the Subadvisor agrees to take any and all appropriate actions to facilitate the Advisor's timely receipt of all such notices for the Fund's portfolio investments, which the Advisor, in turn, will vote.

To the extent that the Subadvisor receives timely notice that the Advisor no longer will be voting proxies for the Fund's portfolio investments, the Subadvisor agrees to take appropriate action (which includes voting) on all proxies for the Fund's portfolio investments in a timely manner in accordance with the Fund's Proxy Voting Guidelines, (a copy of which has been provided to the Subadvisor).

(h) Furnishing Information for the Fund's Proxies and Other Required Mailings. The Subadvisor agrees to provide the Advisor in a timely manner with all information relating to the Subadvisor that is necessary, including information concerning the Subadvisor's controlling persons, for preparation of the Fund's proxy statements or other required mailings, as may be requested by the Advisor from time to time.

2. Books, Records and Procedures

a) In connection with the purchase and sale of the Portfolio's securities, the Subadvisor shall arrange for the transmission to the Fund's custodian, and/or the Advisor on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Advisor to perform its accounting and administrative responsibilities with respect to the management of the Fund.

b) The Subadvisor warrants that it is duly registered and in good standing as a registered investment advisor with the U.S. Securities and Exchange Commission. Pursuant to Rule 31a-3 under the 1940 Act, Rule 204-2 under the Investment Advisers Act of 1940 and any applicable amendments regarding recordkeeping, the Subadvisor agrees that: (i) all records it maintains for the Portfolio are the property of the Fund; (ii) it will surrender promptly to the Fund or Advisor any such records upon the Fund's or Advisor's request; (iii) it will maintain for the Fund the records that the Fund is required to maintain under Rule 31a-1(f) or any other applicable rule insofar as such records relate to the investment affairs of the Portfolio for which the Subadvisor has responsibility under this Agreement; and (iv) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.

c) The Subadvisor represents that it has adopted and will maintain at all times a suitable Code of Ethics that covers its activities with respect to its services to the Fund. Further, the Subadvisor will not undertake, or permit such persons to undertake, any activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement, or under the Code of Ethics.

d) Each party represents that it has adopted and will maintain at all times written supervisory procedures in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940 that are reasonably designed to prevent violations of such Act.

e) The Subadvisor periodically shall supply to the Board of Directors its policies on "soft dollars", trade allocations and brokerage allocation, such other policies and procedures as may be required under Rule 38a-1 of the 1940 Act and Rule 206(4)-7 of the Investment Advisers Act of 1940 and any other material the Advisor may reasonably request.

f) The Subadvisor shall maintain appropriate fidelity bond and errors and omission insurance policies covering the Subadvisor.

3. Compensation. The Advisor will pay to the Subadvisor as compensation for the Subadvisor's services rendered pursuant to this Agreement an annual Subadvisory fee as specified in one or more Schedules attached hereto and made part of this Agreement. Such fees shall be paid by the Advisor (and not by the Fund). Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadvisor shall serve for less than the whole of a month, the compensation as specified shall be prorated based on the portion of the month for which services were provided. The Schedules may be amended from time to time, in writing agreed to by the Advisor and the Subadvisor, provided that amendments are made in conformity with applicable laws and regulations and the Articles of Incorporation and Bylaws of the Fund. Any change in the Schedule pertaining to any new or existing series of the Fund shall not be deemed to affect the interest of any other series of the Fund and shall not require the approval of shareholders of any other series of the Fund.

4. Liability of the Subadvisor. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Subadvisor, the Subadvisor shall not be subject to liability to the Advisor, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Notwithstanding the foregoing, Subadvisor shall be liable for any losses resulting from any trade errors in accordance with Suabdvisor's policies described in Part II of its Form ADV, including purchases that do not comply with the Portfolio's Prospectus and Statement of Additional Information. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall constitute a waiver of any right which any party may have under such laws or regulations.

5. Assignment and Amendment of Agreement. This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment (as defined under the 1940 Act) or if the Investment Advisory Agreement between the Advisor and the Fund shall terminate for any reason. This Agreement constitutes the entire agreement between the parties, and may not be amended unless agreed to in writing by both parties, and if required by Securities and Exchange Commission rules and regulations, such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of Calvert Variable Series, Inc. who are not interested persons of the Fund, the Advisor or the Subadvisor.

6. Duration and Termination of the Agreement. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any Fund now existing or hereafter created unless it has first been approved (a) by a vote of the majority of those Directors of Calvert Variable Series, Inc. who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of that Funds' outstanding voting securities or as otherwise provided by law, or pursuant to an exemptive order governing such vote. This Agreement shall remain in full force and effect with respect to a Fund continuously thereafter (unless terminated automatically as set forth in Section 5) except as follows:

(a) Calvert Variable Series, Inc. may at any time terminate this Agreement without penalty with respect to any or all Funds by providing not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Directors of Calvert Variable Series, Inc. or (ii) outstanding voting securities of the applicable series of the Fund.

(b) This Agreement will terminate automatically with respect to a Fund unless, within two years of the effective date of that Fund, and at least annually thereafter, the continuance of this Agreement is specifically approved by (i) the Directors of Calvert Variable Series, Inc. or the shareholders of such series by the affirmative vote of a majority of the outstanding shares of such series, and (ii) a majority of the Directors of Calvert Variable Series, Inc., who are not interested persons of the Fund, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of any series for their approval and such shareholders fail to approve such continuance as provided herein, the Subadvisor may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(c) The Advisor may at any time terminate this Agreement with respect to any or all Funds by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadvisor, and the Subadvisor may at any time terminate this Agreement with respect to any or all series by not less than 90 days' written notice delivered or mailed by registered mail, postage prepaid, to the Advisor, unless otherwise mutually agreed in writing.

Upon termination of this Agreement with respect to any Fund,

(a) The duties of the Advisor delegated to the Subadvisor under this Agreement with respect to such Fund automatically shall revert to the Advisor, and

(b) Both parties agree to use reasonable efforts when issuing public statements, other than those public statements required by law, regarding the termination.

7. Notification to the Advisor. The Subadvisor promptly shall notify the Advisor in writing of the occurrence of any of the following events:

(a) the Subadvisor shall fail to be registered as an investment advisor under the Investment Advisers Act of 1940, as amended;

(b) the Subadvisor shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; or

(c) a material violation of the Subadvisor's Code of Ethics is discovered and, again, when action has been taken to rectify such violation; or

(d) any other event, including but not limited to, a change in executive personnel or the addition or loss of major clients of the Subadvisor that might affect the ability of the Subadvisor to provide the services provided for under this Agreement.

8. Definitions. For the purposes of this Agreement, the terms "vote of a majority of the outstanding Shares," "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

9. Indemnification. The Subadvisor shall indemnify and hold harmless the Advisor, the Fund and their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

The Advisor shall indemnify and hold harmless the Subadvisor, the Fund, their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or under its Investment Advisory Agreement with the Fund.

This Section 9 shall survive the termination of this Agreement.

10. Applicable Law and Jurisdiction. This Agreement shall be governed by Maryland law, and any dispute arising from this Agreement or the services rendered hereunder shall be resolved through legal proceedings, whether state, federal, or otherwise, conducted in the State of Maryland or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

11. Confidentiality and Use of Name. It is acknowledged and agreed that the names of the Advisor, the Subadvisor, and the Fund or its service providers, and derivatives of either, as well as any logo that is now or shall later become associated with either name ("Marks") are valuable property. The parties agree neither will use the name of the other, or any Mark, without the prior written consent of the other party, except to the extent that such use is limited to the name, performance data, biographical data and other pertinent data for use in marketing and sales literature, provided that any such marketing and sales literature shall not be used without the prior written consent of the other party, which consent shall not be unreasonably withheld. The Advisor hereby consents to the Subadvisor's identification of the Advisor, the Fund or Calvert Variable Series, Inc. by name in the Subadvisor's current client list and that such list may be used with third parties. The provisions of this Section 11 shall survive termination of this Agreement.

It is understood that any nonpublic information or recommendation supplied by Subadviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only in connection with the business of the Fund by Adviser, the Fund or such persons Adviser may designate and cause to abide by the terms of these confidentiality provisions. It is also understood that any nonpublic information supplied to Subadviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by Subadviser in connection with its obligation to provide investment advice and other services to the Fund. Nothwithstanding the foregoing, confidential information exchanged pursuant to this Agreement may be disclosed as required by law, as permitted by the Fund's policy regarding disclosure of portfolio holdings, as authorized in writing by the party providing the confidential information, or where it is necessary to provide the services contemplated in this Agreement. The Subadvisor may also share confidential information with its affiliates in accordance with its privacy policies in effect from time to time, as communicated in writing to Advisor and not otherwise objected to by Advisor.

12. Miscellaneous. Notices of any kind to be given to a party hereunder shall be in writing and shall be duly given if mailed, delivered or communicated by answer back facsimile transmission to such party at the address set forth below, attention President, or at such other address or to such other person as a party may from time to time specify.

Subadvisor agrees that for a period of two (2) years from the date of termination of this Agreement, it shall not, directly or indirectly, hire, employ or engage, or attempt to hire, employ or engage any employee of any Calvert Group, Ltd. subsidiary (as defined by Advisor in writing from time to time) without the prior written permission of the Advisor. Advisor agrees that for a period of two (2) years from the date of termination of this Agreement, it shall not, directly or indirectly, hire, employ or engage, or attempt to hire, employ or engage any employee of Subadvisor or any of its affiliates without the prior written permission of Subadvisor.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

The Advisor and the Subadvisor each represents and warrants that it has the power to execute and deliver this Agreement and any other documentation relating hereto and to perform its respective obligations under this Agreement and that it has taken all necessary action to authorize such execution, delivery and performance. Such execution, delivery and performance do not violate or conflict with any law applicable to the Advisor or the Subadvisor, respectively, any order of judgment of any court or other governmental agency, or any contractual restriction binding on or affecting the Advisor or the Subadvisors, respectively. The obligations of the Advisor and the Subadvisors, respectively, under this Agreement constitute their respective legal, valid and binding obligations, enforceable against each of them in accordance with the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Witness:	CALVERT ASSET MANAGEMENT COMPANY, INC.

BY: /s/ Ivy Wafford Duke	BY: /s/ William M. Tartikoff

Witness:	RIVERSOURCE INVESTMENTS, LLC

BY:________________________	BY:_______________________________________

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Schedule to the Investment Subadvisory Agreement
between Calvert Asset Management Company, Inc.
and RiverSource Investments, LLC

Pursuant to the recitals of the Investment Subadvisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and RiverSource Investments, LLC (the "Subadvisor"), the Subadvisor is retained to furnish the Advisor with advisory services in connection with the Advisor's investment advisory activities on behalf of the following Fund:

Ameritas MidCap Value Portfolio

________________________________________________________________

Schedule to the Investment Subadvisory Agreement
between Calvert Asset Management Company, Inc.
and RiverSource Investments, LLC

As compensation pursuant to Section 3 of the Subadvisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and RiverSource Investments, LLC (the "Subadvisor"), the Advisor shall pay the Subadvisor an annual subadvisory fee for the Ameritas MidCap Value Portfolio (the "Portfolio"), a series of Calvert Variable Series, Inc.

Fee. The annual fee will consist of a fee, computed daily and payable monthly, at an annual rate equal to 0.55% of the average daily net assets of the Fund under the management of the Subadvisor up to $50 million, 0.50% of the next $100 million, 0.45% of the next $100 million and 0.40% on assets in excess of $250 million.